Exhibit 99.1

Bloomenergy Q2 FISCAL 2018 Letter to Shareholders August 7, 2018

Fiscal Q2 2018 Highlights ▪ In-line with the preliminary estimates in our prospectus, we achieved 181 acceptances, an 11.7% year-over-year increase, taking our total installed base to 328 megawatts. ▪ We recognized $168.9 million of revenue, 19.4% gross margin, 20.6% gross margin excluding stock-based compensation and $12.5 million of adjusted EBITDA1. Our results are at the high end of our preliminary estimates in the prospectus. ▪ Installation began in South Korea on an 8.35 megawatt Bloom Power TowerTM, which vertically stacks our Energy Servers in an innovative high-power density/low land use solution specifically designed to meet the needs of that market. The deployment at Bundang is our first Korean project and our customer is KOEN, a KEPCO generating company.▪ We manufactured our one-millionth stack, demonstrating our scale and experience in solid oxide fuel cells. ▪ In July 2018, we completed our initial public offering, generating approximately $284.4 million in net proceeds to the company. 1. See reconciliation on pages 22-23 Fiscal Q2 2018 Key Results Total Acceptances (100 kW units) 181 systems Revenue ($M)* $168.9 million * Key Operating Metrics – Total Billings FY16: $705.0M, FY17:  $424.4M, Q2’17: $108.5M Gross Margin % (excluding SBC)** 20.6% ** Key Operating Metrics – Gross Profit on Billings as a percentage of Total Billings FY16: 19.4%, FY17: 5.8%, Q2’17:  6.5% Adjusted EBITDA ($M) $12.5 million 687 622 162 181 FY'16 FY'17 Q2'17 Q2'18 $208.5 $376.0 $86.8 $168.9 Y'16  FY'17  Q2'17 Q2'18 -46.7% -2.8%  -4.5% 20.6% FY'16 FY'17  Q2'17 Q2'18 -$168.1 -$79.7 -$22.3 $12.5 FY'16   FY'17  Q2'17  Q2'18 2

Introducing Bloom Energy Delivering clean, reliable and affordable energy to everyone in the world…Since this is our first shareholder letter as a public company, we’ve included a brief overview of Bloom Energy for our new investors. Bloom Energy’s mission is to make clean, reliable, and affordable energy for everyone in the world. Bloom Energy has harnessed advances in materials science, autonomous control, big data, artificial intelligence and power electronics to create an entirely new paradigm for the production and delivery of on-site electric power. Our platform converts fuel into electricity without combustion, using solid oxide fuel cell technology, using modular, pay-as-you-grow power modules that are assembled in a redundant fault-tolerant architecture. A Bloom Energy Server uses less fuel to generate more electricity than a conventional power plant. It also generates cleaner electricity, with 60% less CO2 emissions than the average of the U.S. power generation portfolio. Because there is no combustion, there are also virtually no smog-forming particulate emissions. Furthermore, generating electricity with solid oxide fuel technology is a highly reliable process. Our platform operates with few moving parts, making it robust and reliable. Bloom Energy is an ideal 24x7 always-on electricity provider. We deliver baseload power in an extremely compact, energy-dense platform. This high energy density makes it practical for commercial and industrial customers, our focus today, to locate very significant power capacity even in space-constrained corporate facilities. The Home Depot World’s largest home improvement retailer 2,200 stores nationwide Targeting 135MW of alternative and renewable energy by 2020 Bloom Energy installed at 178 locations, providing over 34 MWs of power Carbon dioxide emissions reduced by 100 million pounds through 2017 3

Each Bloom Energy Server is composed of independent 50 kilowatt power modules. A typical configuration includes multiple power modules in a single Energy Server, which produces 250 kilowatts of power in a footprint roughly equivalent to that of half a standard 30 foot shipping container. Any number of these Energy Server systems can be clustered together in various configurations to deliver solutions ranging from a few hundred kilowatts to many tens of megawatts. By providing a better alternative for electric power, Bloom Energy’s market opportunity is extremely large. Today, Bloom Energy focuses on the commercial and industrial segment of the retail electricity market which represents 68% of global electricity consumption according to Marketline. Based on U.S. Energy Information Administration (EIA) data and publically-available retail power prices, we believe our Total Addressable Market is approximately $1.6 trillion, with a Serviceable Addressable Market - those markets where we are currently deploying solutions, of $175 billion. These commercial and industrial customers are increasingly seeking localized, on-site sources of electric power, known as distributed energy resources (DERs). DERs help customers enhance the reliability, affordability, security and control of their electricity supply. The growth of the digital economy, which relies on high quality, clean, and always-on electricity is proving to be a key driver of the DER trend. Customers want more control over their electricity supply in the face of rising electricity prices, concern about harmful emissions, escalating grid outages due to extreme weather, andgrowing concerns about the threat of cyber-attacks on the grid. For example, the U.S. EIA projects that grid power prices for all classes of customers including commercial and industrial, will increase by over 40% in nominal terms through 2030. According to the National Oceanographic and Atmospheric Administration, 2017 AT&T Wireless, high-speed internet, voice and cloud-based services provider 100 million+ customers 363% increase in alternative energy (solar and fuel cell) MW capacity since 2012 85 AT&T facilities have contracted or deployed Bloom Energy systems 47 MWs across offices, data centers, and other facilities Bloom Energy Cumulative Acceptances (megawatts) 153 186 235 297 328 2014  2015  2016  2017 Q2'18 4

was the costliest hurricane season in U.S. history. Additionally, in its annual Tropical Meteorology Project Hurricane forecast, Colorado State University predicted there would be more named storms and major systems in 2018 than there were in 2017.Illustrating the threat of cyber-attacks on the grid, on March 15, 2018, the Department of Homeland Security and the FBI issued a joint Technical Alert warning that a multi-stage intrusion campaign by Russian government cyber actors had successfully penetrated U.S. critical infrastructure sectors, including conventional and nuclear plants, since at least March 2016. These trends have led energy research group Navigant to forecast that new DER capacity from distributed generation, energy storage and microgrids will grow three-to-five times faster than new centralized electricity generation over the next 10 years. Many organizations have already embraced Bloom Energy as part of the DER trend. Commercial and industrial electricity customers are our initial focus, and our customer base includes 25 of the Fortune 100 companies. Some of our largest customers are Equinix, AT&T, The Home Depot, The Wonderful Company, Caltech, Kaiser Permanente, and Delmarva Power. Dear Shareholder, Today, we are pleased to share our Q2 FY18 results with you. This is our first quarterly letter as a publicly-traded company. We are providing Q2 results shortly after our IPO, so as to be timely on our reporting. This is during the SEC-mandated quiet period, and prior to the launch of coverage by research analysts. Given this timing, we will not hold an associated conference call, but will do so starting with our Q3 results. Once we exit the quiet period, we look forward to an active investor relations program, which will include Intel Intel India Development Center Bangalore Campus home to 2,500 engineers and key data centers Expansion challenged local electric supply Infrastructure Intel integrated 3.5 MW of Bloom Energy systems into smart campus design Carbon dioxide emissions levels reduced by 65% 5 presentations at financial conferences and periodic meetings with investors. In our second fiscal quarter, which ended June 30, 2018, we increased our installed base by 18.1 megawatts or 181 systems, and delivered revenue of $168.9 million yielding positive adjusted EBITDA1 of $12.5 million. We have now installed Bloom Energy Servers at customer sites across the U.S., Japan, and India, and will be commissioning our first installation in South Korea later this year. Our installed base today represents 328 megawatts. The results demonstrate our continued focus on profitable growth and cost reduction, with respect to both product cost and financing options to customers. Q2 Fiscal 2018 Business HighlightsContinued Strong Demand in Data Center and Healthcare Markets Over the last three years we have seen strong demand for our solutions, particularly in the data center and healthcare markets where interest is high for always-on, clean, affordable, highly reliable power. In particular, high quality power is especially important in “edge” data centers, which are emerging as critical enablers of the rapid, low latency data and video that are speeding the cloud services that people and businesses rely upon. These data centers tend to be located close to population centers, in higher cost areas for electricity, and are located where space is often very limited and expensive. Bloom’s Energy Server provides the highly reliable, clean and affordable electricity required to power these data centers using a very small footprint to fit the available space. In an 1. See reconciliation on pages 22-23 Bloom Energy at the eBay data center in Utah 6

October 2017 publication titled “What Edge Computing Means for Infrastructure and Operations Leaders” Gartner projects the Edge data center market will increase from 10% of the market today to 50% by 2022. We have grown our business in data centers by 40x over the last three years in terms of MWs contracted. For example, Equinix, the number one retail co-location data center provider is a customer. In August 2017, we announced a commitment by Equinix to deploy 37 MWs of Bloom Energy Servers at 12 data centers in California and New York. Today, five of those Equinix data centers are complete and operating on clean, reliable data center quality Bloom Energy power, including 2.5MW on one site that was commissioned and became operational in Q2. We have grown our business in the healthcare sector 10X over the last three years in terms of MWs contracted. As of the end of Q2, we reached 29 MWs across 38 healthcare facilities deployed, with an additional 5MWs that became operational during the quarter. Our growth in the healthcare market also highlights another positive trend for our business, the increasing partnerships we have with utility companies. For example, 3 New York Hospitals’ sites that we deployed in Q2 were referrals from ConEdison, the local utility. Bloom Energy Emerges as Attractive Energy Solution for Utilities Our primary focus remains on commercial and industrial customers, but we saw further evidence this quarter that Bloom Energy Servers are appealing to utilities seeking to avoid major investments in new transmission infrastructure. Brooklyn, New York, for example, has seen rapid population growth since 2010, with 144,000 new residents moving in. That led New York utility ConEdison to forecast blackouts and brownouts in the summer 7 of 2018 unless it invested up to one billion dollars in new power infrastructure. When the New York Public Service Commission was reluctant to pass such high costs onto rate payers, the utility instead created a program to encourage customers to adopt distributed generation technology including Bloom Energy Servers. As a result, we went live in June with New York’s largest fuel cell deployment at the SUNY Downstate Medical Center in Brooklyn. The 1.8MW deployment will not only help reduce a 52 Megawatt gap this summer for ConEdison, it will substantially reduce SUNY Downstate’s electricity bill, and avoid emissions of up to 8.4 million pounds of carbon dioxide per year. Adoption of Fuel Cells for Utility-Scale Power Generation in South Korea Benefits Bloom Energy In December 2017, we entered the South Korean market with utility scale solutions. In Q1 2018, we announced our first contract, an 8.35MW solution for Korean Eastern Power which will provide clean, reliable, cost effective Bloom Energy power to the equivalent of approximately 7,000 homes in that country. This quarter, installation began in Bundang on an innovative multi-story fuel cell solution specifically designed to meets the needs of the Korean market. Available land is very scarce and property values very high in Korea, so our solution Bloom Energy at Morgan Stanley in New York 8 vertically stacks Bloom Energy Servers in a design we call the Bloom Power TowerTM, which further increases our energy density. This Bundang project is expected to be operational in Q4 of this year. New Appointments Strengthen Bloom Energy Board This quarter we confirmed the appointment of former United States Senator Kelly Ayotte and the nomination of former Cisco CEO and Chairman John Chambers to our Board of Directors. As a Senator from New Hampshire, Ayotte was widely known for her independence and her ability to work collaboratively across party lines on national security and domestic issues, including policies boosting American clean energy and high-tech manufacturing. John Chambers brings extensive operational experience as a public company CEO, and is of course best known for driving rapid and sustained growth at Cisco. He is also a sought-after advisor by world leaders who value his advice on how technology can transform and improve economic outcomes. During his more than 25-year tenure at Cisco, John helped grow the company exponentially from revenues of $70 million in 1991 to $47 billion when he stepped down as CEO. John Chambers joined the Bloom Energy Board on August 1. Both Kelly and John will bring valuable new perspectives to our board room. 9

10 Bloom Energy Manufactures its Millionth Fuel Cell Stack Fuel cell stacks are the building blocks of the Bloom Energy Server. Each of our 100kW systems contains several thousand fuel cells, packaged with our unique design in stacks. This quarter, we reached a remarkable milestone in our history: we manufactured our one millionth stack. This milestone demonstrates Bloom Energy’s unsurpassed scale and experience in the fuel cell market. To put this in context, in just the past 8 years we have manufactured enough fuel cells to power a city four times the size of San Francisco. Achieving this scale played an important role in executing on our significant cost reduction roadmap with learning curve principles, economies of scale within our manufacturing processes, as well as manufactured materials cost reduction efforts. A Level Playing Field for the Bloom Energy Server 2017 was a pivotal year for Bloom Energy, as we operated for the entire year without the benefit of federal incentives. Through 2016, the Federal Investment Tax Credit (ITC) applied to fuel cells which provided customers with an immediate 30% tax credit upon the purchase. This provision expired on December 31, 2016 and for the entire year of 2017, Bloom Energy operated its business without visibility on whether the ITC would be renewed. Faced with adversity, we successfully redoubled our efforts to reduce costs. However, we continued to feel strongly that fuel cells should be eligible for the ITC as a matter of fairness in the marketplace and to restore a level playing field. Congress and the Administration ultimately agreed, and in February 2018, through the comprehensive tax reform legislation enabled by the Tax Cuts and Jobs 10

Act, the ITC for fuel cells and several other technologies was reinstated for five years, through 2021.

We expect the reinstatement of the Investment Tax Credit to further our growth and aid our profitability.

Q2 Fiscal 2018 Financial Highlights

	Q2'17	Q2'18
Acceptances (100 kW)	162	181
Revenue ($M)	$86.8	$168.9
GAAP Gross Margin (%)	(6.7%)	19.4%
Gross Margin Excluding SBC (%)[1]	(4.5%)	20.6%
Adjusted EBITDA ($M)[2]	($22.3)	$12.5
Adjusted Net Loss per share ($)[3]	($0.68)	($0.27)

1. Excludes stock-based compensation. See reconciliations pages 22-23
2. Adjusted EBITDA is net income (loss) excluding non-controlling interest, gain (loss) on derivative and warrant revaluations, fair value adjustment for PPA derivatives, stock-based compensation, provision for income taxes, depreciation and amortization, interest expense and other one-time items. See reconciliations pages 22-23
3. Adjusted Net Loss per share is net income (loss) excluding non-controlling interest, gain (loss) on derivative and warrant revaluations, fair value adjustment for PPA derivatives and stock-based compensation using the proforma share count. See reconciliations pages 22-23


Bloom Energy manufacturing in Delaware

Total Acceptances and Installed Base

We achieved 181 acceptances in Q2 FY18, or 18.1 megawatts, an 11.7% increase in acceptances year-over-year driven by the growth in our backlog. This was in-line with the acceptance preliminary estimates that we outlined in the prospectus. Achieving these acceptances increased our installed base to 328 megawatts.

Upon acceptance, the customer order comes out of backlog and moves to the revenue line of the P&L. Generally an acceptance occurs when the system is turned on and producing full power for a minimum of 24 hours.

We saw good diversity of acceptances in the quarter, with the 181 acceptances spread across multiple customers and no one customer accounting for more than 16% of the acceptances. Note

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that Q2 revenue related to many of these acceptances will once again show as concentrated with Southern Company. This is because Southern is the financing partner behind most of our current PPA agreements with customers. In fact, revenue attributed to Southern Company is comprised of multiple individual customers financed by, but not related to, Southern company. The mix of upfront acceptances in Q2 FY18 was 100%, significantly higher than 69% in Q2 FY17, driven by our efforts to structure customer purchase options where we achieve upfront revenue recognition on our product and install revenues. Our revenue for Q2 is at the high end of our preliminary estimates in the prospectus. We generated $168.9 million of GAAP revenue in Q2 of FY18 compared to $86.8 million of GAAP revenue in Q2 of FY17, an increase of 94.6% year-over-year. There were three principal drivers of this revenue increase:  an increase in acceptance volume by 19 systems from 162 to 181 acceptances a higher mix of upfront versus ratable revenue recognition acceptances as mentioned above ITC was reinstated on February 9, 2018. ITC was not available to the fuel cell industry in 2017, so our revenue in 2018 now includes the benefit of ITC When compared to the $108.5 million of total billings for Q2 of FY17, the GAAP revenue for Q2 of FY18 represents year-over-year growth of approximately 55.7%. Billings is a key operating metric that we use that reflects all invoices issued in the quarter and is a proxy for 100% upfront revenue recognition. 12

13 Gross Margin and Gross Margin (excluding SBC)1We achieved 19.4% of gross margin in Q2 of FY18 compared to (6.7%) in Q2 of FY17, an increase of 26.1 percentage points. We achieved 20.6% of gross margin, excluding stock-based compensation, in Q2 of FY18 compared to (4.5%) in Q2 of FY17, an increase of 25.1 percentage points. Our actual gross margin excluding stock-based compensation of 20.6% was slightly on the higher end of the estimates in the prospectus. This increase was generally driven by the three items impacting revenue discussed previously. Gross profit on billings as a percentage of total billings for Q2 of FY17 was 6.5%. Gross margin excluding stock based compensation was 20.6% in Q2 of FY18, an increase of 14.1 percentage points on a relative basis. Gross profit, excluding stock-based compensation, was $34.7 million, an increase of $38.7 million compared to Q2 of FY17. Gross profit on billings for Q2 of FY17 was $7.0 million. Gross profit excluding stock based compensation was $34.7 million in Q2 of FY18, an increase of $27.7 million on a relative basis. Operating Expenses (excluding SBC)1 Q2 of FY18 operating expenses excluding stock-based compensation were $32.2 million, which grew $3.0 million year-over-year, or 10.1%. We increased our investments in people and materials to support our next generation Energy Server development, as well as investments in our demand generation functions to support increased growth. 1. See reconciliation on pages 22-23  13

14 As a percent of total revenue, however, our operating expenses excluding stock-based compensation decreased 14.6 percentage points from 33.7% of revenue in Q2 of 2017 to 19.1% of revenue. Switching to key operating metrics, when compared to the 26.9% operating expenses excluding stock-based compensation as a percent of total billings in Q2 of FY17, our operating expenses excluding stock-based compensation as a percent of GAAP revenue in Q2 of FY18 decreased 7.9 percentage points. The reduction as a percent of revenue was all driven by the increase in year-over-year revenue. Adjusted EBITDA* Q2 of FY18 adjusted EBITDA was $12.5 million, or 7.4% of total revenue compared to Q2 of FY17 adjusted EBITDA of ($22.3) million or (25.7%) of total revenue, an increase of 33.1 percentage points as a percent of total revenue. This increase in adjusted EBIDTA was generally driven by the increase in acceptance volume, increase in mix of upfront acceptances and the impact of the ITC reinstatement offset by higher operating expenses. * Adjusted EBITDA is net income (loss) excluding non-controlling interest, gain (loss) on derivative and warrant revaluations, fair value adjustment for PPA derivatives, stock-based compensation, provision for income taxes, depreciation and amortization, interest expense and other certain one-time items. See reconciliation on pages 22-23 14

15 Bloom Energy Summary Profit and Loss Statement Excluding Stock Based Compensation ($000) Q2’FY17 Q2’FY18 Revenue 86,784 168,881 Cost of Goods Sold (COGS) 90,711 134,139 Gross Profit (Loss) (3,927)  34,742 Gross Margin (4.5%) 20.6% Operating Expenses   29,216 32,179 Operating Income  (33,143)  2,563 Operating Margin (38.2%) 1.5% Non-operating Expenses 22,312 40,422 Net Income (Loss) (55,455)  (37,859) Adjusted EBITDA (22,320) 12,468 Stock-Based Compensation ($000) Q2’FY17 Q2’FY18 Gross Profit (Loss)  (5,806) 32,771 Stock-based compensation-COGS 1,8791,971 Gross Profit (Loss)-excluding SBC (3,927)  34,742 Operating Expenses 35,355  38,026 Stock-based compensation-Opex  6,139  5,847 Operating Expenses (excluding SBC) 29,216 32,179 Key Operating Metrics ($000) Q2’FY17Q2’FY18 Billings   108,459  152,516 Gross Profit on Billings 7,016 32,026 Gross Profit as a percentage of Total Billings  6.5%  21.0% Operating Expenses (excluding SBC)29,216 32,179 Operating Income on Billings   (22,200)   (153) Operating Margin on Billings (20.5%)(0.1%)Product & Install Unit Economics ($/kW)1Q2’FY17 Q2’FY18 ASP 5,581  7,093 TISC2  4,966 5,607 Profit (Loss) 615 1,486 1. Q2’17 calculated based on Operating Metrics and Q2’18 based on GAAP Financials 2. Total installed system cost is a cost metric to approximate the product and install cost of goods sold kilowatt basis 15

Q2'18 P&L $'000	Product + Install	Ratable Product + Install	Service + Electricity	Total
Acceptances (100kW)	181	-	-	181
Revenue	128,026	6,873	33,982	168,881
COGS	101,204	4,920	28,015	134,139
Gross Profit (Loss) excluding SBC	**26,822**	**1,953**	**5,967**	**34,742**
Operating Expenses (excluding SBC)				32,179
Operating Income excluding SBC				**2,563**

Working Capital Metrics[1]	Q2'FY17	Q4'FY17	Q2'FY18
Days of Sales	35	24	26
Days of Inventory	96	80	85
Days of Payable	30	41	35

1. Q2'17 and Q4'17 calculated based on Operating Metrics; Q2'18 based on GAAP Financials

Estimate

Our outlook for key metrics for Q3 of FY18:

Q3 FY18

Acceptances (100 kW units)	215 to 235
Average Sales Price (dollars-per-kilowatt)	$6,440 to $6,790
Total Installed System Cost (dollars-per-kilowatt)	$4,890 to $5,240

Summary

We are pleased with the results of our second quarter of 2018. Furthermore, we are excited about our debut as a publicly-traded stock which creates new opportunities for growth for us. Our achievements

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17 this quarter lay the foundation for further opportunities into the future, as we continue our mission to deliver clean, reliable and affordable energy to everyone in the world. Sincerely, KR Sridhar, Founder, Chairman and Chief Executive Officer Randy Furr, Chief Financial Officer 17

Today, our customer base includes 25 of the Fortune 100 companies and 42 of the Fortune 500. 18

19 Bloom Energy Consolidated Balance Sheet (Unaudited) June 30 (in thousands)  2018 Assets Current assets Cash and cash equivalents $91,596 Restricted cash  25,860 Short term investments  15,703 Accounts receivable   36,804 Inventories, net  136,433 Deferred cost of revenue 55,476 Customer financing receivable  5,398 Prepaid expenses and other current assets  23,003 Total current assets  390,273 Property, plant and equipment, net 477,765 Customer financing receivable, non-current  69,963 Restricted cash 32,416 Deferred cost of revenue, non-current 148,934 Other long-term assets  38,386 Total assets $1,157,737 Liabilities, Convertible Redeemable Preferred Stock and Stockholders’ Deficit Current liabilities Accounts payable  $53,798 Accrued warranty   14,928 Accrued other current liabilities  54,832 Deferred revenue and customer deposits 94,582 Current portion of debt  30,006 Total current liabilities   248,146 Preferred stock warrant liabilities 2,369 Derivative liabilities  188,199 Deferred revenue and customer deposits 301,550 Long-term portion of debt 930,123 Other long-term liabilities 52,153 Total liabilities 1,722,540 Commitments and contingencies Convertible redeemable preferred stock: 120,692,417 shares authorized at June 30, 2018; and 71,740,163 shares issued and outstanding at June 30, 2018.  Aggregate liquidation preference of $1,441,757 at June 30, 2018. Stockholders’ deficit Common stock: $0.0001 par value; and 170,000,000 shares authorized at June 30, 2018; and 10,570,841 shares issued and outstanding at June 30, 2018 1,465,841 Additional paid-in capital 166,804 Accumulated other comprehensive loss   217 Accumulated deficit (2,394,040) Total stockholders’ deficit (2,227,018) Non-controlling interest 196,374 Total deficit   (2,030,644) Total liabilities, convertible redeemable preferred stock and deficit $1,157,737  19

Bloom Energy Consolidated Statement of Operations (Unaudited) Three Months Ended June 30 (in thousands, except for per share data) 2017 2018 Revenue Product $39,935 $108,654 Install 14,354 26,245 Service 18,876 19,975 Electricity 13,619 14,007 Total Revenue 86,784 168,881 Cost of goods sold 92,590 136,110 Gross profit (loss) (5,806) 32,771 Total operating expenses 35,355 38,026 Operating income (loss) (41,161) (5,255) Interest expense (25,554) (25,197) Other income (expense), net 14 (411) Loss on revaluation of warrant liabilities and embedded derivatives (668) (19,198) Net loss before income taxes (67,369) (50,061) Income tax provision 228 128 Net loss (67,597) (50,189) Net loss per share attributable to non-controlling interests and redeemable non-controlling interests (4,124) (4,512) Net loss attributable to common stockholders (63,473) (45,677) Net loss per share attributable to common stockholders, basic and diluted ($6.24) ($4.36) Weighted average shares used to compute net loss per share attributable to common stockholders, basic and diluted 10,176 10,470  20

21 Bloom Energy Consolidated Statement of Cash Flows (Unaudited) Six Months Ended June 30 (in thousands) 2017 2018 Cash flows from operating activities: Net loss attributable to common stockholders ($123,007) ($63,393) Adjustments to reconcile net loss to net cash used in operating activities: Loss attributable to non-controlling and redeemable non-controlling interests (9,979) (9,144) Depreciation 23,612 21,554 Write off of property, plant and equipment, net 661 Revaluation of derivative contracts (1,278) 28,611 Stock-based compensation 14,663 15,773 Loss on long-term REC purchase contract 48 100 Revaluation of preferred stock warrants 237 (7,456) Common stock warrant valuation - (166) Amortization of interest expense from preferred stock warrants 533 520 Amortization of debt issuance cost 1,325 1,938 Amortization of debt discount from embedded derivatives 20,634 11,962 Changes in operating assets and liabilities: Accounts receivable (5,272) (6,486) Inventories, net (17,612) (46,172) Deferred cost of revenue (34,936) 48,760 Customer financing receivable and others 2,953 2,439 Prepaid expenses and other current assets (940) 4,544 Other long-term assets 2,450 15 Accounts payable (13,331) 5,217 Accrued warranty (6,591) (1,882) Accrued other current liabilities 6,094 (12,815) Deferred revenue and customer deposits 35,896 (31,817) Other long-term liabilities 24,921 18,652 Net cash provided by (used in) operating activities (79,575) (18,585) Cash flows from investing activities: Purchase of property, plant and equipment (2,265) (1,595) Purchase of marketable securities (15,732) Maturities of marketable securities - 27,000 Net cash provided by (used in) investing activities (2,265) 9,673 Cash flows from financing activities: Borrowings from issuance of debt 100,000 - Repayment of debt (12,354) (9,828) Debt issuance cost (6,108) - Proceeds from non-controlling and redeemable non-controlling interests 13,652 - Distributions to non-controlling and redeemable non-controlling interests (17,728) (11,582) Proceeds from issuance of common stock 227 742 Payments of initial public offering issuance costs (533) (1,160) Net cash provided by (used in) financing activities 77,156 (21,828) Net decrease in cash, cash equivalents, and restricted cash (4,684) (30,740) Cash, cash equivalents, and restricted cash: Beginning of period $217,915 $180,612 End of period $213,231 $149,872  21

22 Bloom Energy Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited) (In Thousands) Gross Margin to Gross Margin Excluding Stock Based Compensation Gross margin excluding stock based compensation (SBC) is a supplemental measure of operating performance that does not represent and should not be considered an alternative to gross margin, as determined under GAAP. This measure removes the impact of stock based compensation. We believe that gross margin excluding stock based compensation supplements the GAAP measure and enables us to more effectively evaluate our performance period-over-period. A reconciliation of gross margin excluding stock based compensation to gross margin, the most directly comparable GAAP measure, and the computation of gross margin excluding stock based compensation are as follows: Three Months Ended June 30 2017 2018 Revenue 86,784 168,881 Gross Profit (Loss) (5,806) 32,771 Gross Margin % (6.7%) 19.4% Stock-based compensation (COGS) 1,879 1,971 Gross Profit (Loss) excluding SBC (3,927) 34,742 Gross Margin excluding SBC % (4.5%) 20.6% Operating Income to Operating Income Excluding Stock Based Compensation Operating income excluding stock based compensation is a supplemental measure of operating performance that does not represent and should not be considered an alternative to operating income, as determined under GAAP. This measure removes the impact of stock based compensation. We believe that operating income excluding stock based compensation supplement the GAAP measure and enable us to more effectively evaluate our performance period-over-period. A reconciliation of operating income excluding stock based compensation to operating income, the most directly comparable GAAP measure, and the computation of operating income excluding stock based compensation are as follows: Three Months Ended June 30 2017 2018 Operating Income (41,161) (5,255) Stock-based compensation 8,018 7,818 Operating Income excluding SBC (33,143) 2,563 Net Loss to Adjusted Net Loss and Computation of Adjusted Net Loss per Share Adjusted net loss and adjusted net loss per share are supplemental measures of operating performance that do not represent and should not be considered alternatives to net loss and net loss per share, as determined under GAAP. This measure removes the impact of the non-controlling interests associated with our legacy PPA entities, the revaluation of warrants and derivatives, fair market value adjustment for the PPA derivatives, and stock based compensation, all of which are non-cash charges. We believe that adjusted net loss 22 and adjusted net loss per share supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period. A reconciliation of adjusted net loss to net loss, the most directly comparable GAAP measure, and the computation of adjusted net loss per share are as follows:

Three Months Ended June 30	2017	2018
Net loss to Common Stockholders	**(63,473)**	**(45,677)**
Loss for non-controlling interests[1]	(4,124)	(4,512)
Loss on warrant & derivatives liabilities[2]	668	19,198
Fair Value Adjustments for certain PPA derivatives[3]	(887)	(803)
Stock-based compensation	8,018	7,818
Adjusted Net Loss	**(59,798)**	**(23,976)**
Adjusted net loss per share	**$(0.68)**	**$(0.27)**
Pro forma weighted average shares outstanding attributable to common, Basic and Diluted (thousands)[4]	88,000	87,270

1. Represents the profits and losses allocated to the non-controlling interests under the hypothetical liquidation at book value (HLBV) method
2. Represents the adjustments to the fair value of the warrants issued or embedded derivatives associated with the convertible notes
3. Represents the adjustments to the fair value of the derivative forward contract for one PPA entity (our first PPA company)
4. Includes adjustments to reflect assumed conversion of redeemable convertible preferred stock and convertible promissory notes

Net Loss to Adjusted EBITDA

Adjusted EBITDA is a non-GAAP supplemental measure of operating performance that does not represent and should not be considered an alternative to operating loss or cash flow from operations, as determined by GAAP. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense, non-controlling interest, revaluations, stock based compensation and depreciation and amortization expense. We use Adjusted EBITDA to measure the operating performance of our business, excluding specifically identified items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations. Adjusted EBITDA may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations. A reconciliation of Adjusted EBITDA to net loss is as follows:

Three Months Ended June 30	2017	2018
Net loss to Common Stockholders	**(63,473)**	**(45,677)**
Loss for non-controlling interests[1]	(4,124)	(4,512)
Loss on warrant & derivatives liabilities[2]	668	19,198
Fair Value Adjustments for certain PPA derivatives[3]	(887)	(803)
Stock-based compensation	8,018	7,818
Depreciation & Amortization	11,710	10,708
Provision for Income Tax	228	128
Interest Expense / Other Misc	25,540	25,608
Adjusted EBITDA	**(22,320)**	**12,468**

1. Represents the profits and losses allocated to the non-controlling interests under the hypothetical liquidation at book value (HLBV) method
2. Represents the adjustments to the fair value of the warrants issued or embedded derivatives associated with the convertible notes
3. Represents the adjustments to the fair value of the derivative forward contract for one PPA entity (our first PPA company)

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Safe Harbor This letter may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding our strategies, trends and expected expansion, including our results for the second quarter of 2018, our limited operating history, the emerging nature of the distributed generation market, the significant losses we have incurred in the past, the significant upfront costs of our Bloom Energy Servers, the risk of manufacturing defects, the accuracy of our estimates regarding the useful life of our Bloom Energy Servers, the availability of rebates, tax credits and other tax benefits, the difficulty of raising additional debt financing, our reliance on tax equity financing arrangements, our reliance upon a limited number of customers, our lengthy sales and installation cycle and other risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: business and economic conditions and growth trends in commercial and industrial energy markets, global economic conditions and uncertainties in the geopolitical environment; overall electricity generation market. These statements were made as of August 7, 2018, and reflect management’s views and expectations at that time. We disclaim any obligation to update or revise any forward-looking statements. 24